Exhibit (32.2)

Written Statement of the Executive Vice President, Chief Financial Officer and Treasurer
Pursuant to 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Executive Vice President, Chief Financial Officer and Treasurer of Oshkosh Truck Corporation (the “Company”), hereby certify, to the best of my knowledge, that the Annual Report on Form 10-K of the Company for the year ended September 30, 2007 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/S/ David M. Sagehorn
David M. Sagehorn
November 21, 2007